                                                      Exhibit 99.1

MGM Resorts International Addresses Financial Impact of COVID-19 and Steps to Mitigate COVID-19 Impact

•	Our top priority is the health and safety of employees, guests and communities in which we operate
•	MGM Resorts is proactively managing expenses, other cashflow items and its balance sheet position, including fully drawing its revolving credit facility
•	Approximately $3.9 billion in operating cash and cash investments is available to support liquidity during our closures
•	Announces strong January and February results of operations

Las Vegas, Nevada, March 27, 2020 – In light of the material unforeseen and unprecedented volatility in the financial markets, MGM Resorts International (“MGM Resorts” or the “Company”) is providing the following update on its results for the first two months of the year, the impact of COVID-19 on its operations and an overview of the steps it is taking to help minimize the financial impact.

“At MGM Resorts, we are committed to doing our part to mitigate the spread of COVID-19, including the closure of our properties across the United States,” said Bill Hornbuckle, Acting CEO and President of MGM Resorts. “While this will undoubtedly have a significant negative effect on our business in the near term, we are well-positioned to emerge from the current crisis in light of our strong liquidity position and valuable asset portfolio. With the continued execution of the MGM 2020 plan, as well as the implementation of aggressive cost savings initiatives, we believe the Company will be able to manage its expenses while navigating this unprecedented event. We are currently making very difficult decisions but believe these will be in the best interest of the Company long term.”

Mr. Hornbuckle further addressed the state of the business in a video message to employees which can be found on the MGM Resorts website at www.mgmresorts.com/COVID19update.

Operations Update

Since March 16, 2020, all of the Company’s domestic properties have been temporarily closed to the public and the Company has also experienced very high group cancellations. This is an unprecedented public health crisis and the Company believes that it must do all it can to assist in mitigating the impact of the epidemic to protect the health and safety of its employees, guests and the communities in which it operates. The Company will continue to cooperate with local health officials to assist in accelerating the containment of the COVID-19 pandemic.

In addition, while the Company’s Macau properties are now open, visitation remains at low levels and travel constraints continue to impact the market.

Business Performance Update

The Company’s domestic operations had a strong start for the first two months of 2020:

•

Consolidated net income attributable to MGM Resorts was approximately $1.3 billion for the first two months of 2020, up significantly from approximately $27 million for the first two months of 2019, primarily driven by an approximately $1.5 billion pre-tax gain related to the MGM Grand/Mandalay real estate transaction;

•

Consolidated net revenues were down 10% compared to the prior year two-month period, driven by weaker visitation at the Company’s properties in Macau following news of the coronavirus and the closures of such properties for a 15-day period in February;

•	Las Vegas Strip Resorts Adjusted Property EBITDAR(1) was up 24%, or 27% on a same store basis excluding Circus Circus Las Vegas, compared to the prior year two-month period; and
•	Regional Operations Adjusted Property EBITDAR was up 42%, or 26% on a same store basis excluding Empire City and MGM Northfield Park, over the prior year two-month period.

The Company has since incurred substantial operating losses in March and the Company does not expect to see a material improvement until more is known regarding the duration and severity of the pandemic, including when the Company’s properties can re-open to the public.

Expense and Cash Flow Reduction Efforts

The Company is making swift decisions to significantly reduce expenses to protect its financial position. The Company estimates that 60-70% of its domestic property level operating expenses are variable and is undertaking a thorough review to significantly minimize these costs, such as the implementation of hiring freezes, furloughs and other headcount reductions. The Company is also actively reviewing its fixed property level operating expenses and corporate expenses to identify opportunities to further drive expense reductions. In addition, the Company is evaluating all capital spend projects and expects to defer at least 33% of planned 2020 domestic capital expenditures.

Balance Sheet Update

As of March 26, 2020, the Company, excluding MGM China and MGM Growth Properties LLC (“MGP”) (the “MGM Resorts Domestic Operations”), had operating cash and cash investment balances of approximately $3.9 billion, including approximately $1.5 billion drawn under its revolving credit facility. In connection with its asset light strategy, MGM Resorts Domestic Operations made significant progress on de-leveraging its balance sheet by utilizing the proceeds from its recently completed real estate monetization transactions to pay off approximately $3.9 billion of indebtedness over the past two quarters. MGM Resorts Domestic Operations has no debt maturing prior to 2022 and expects interest payments associated with its approximately $5.5 billion of debt outstanding as of March 26, 2020 to be approximately $200 million for the remainder of 2020.

Additionally, the Company has certain fixed rent payments for the remainder of 2020 of approximately $184 million and $219 million under its leases related to Bellagio and MGM Grand/Mandalay Bay, respectively. The Company also has fixed rent payments under the master lease with MGM Growth Properties LLC (“MGP”) of $621 million for the remainder of 2020, or $333 million net of expected distributions of $288 million from MGP based on the current annualized dividend rate of $1.90 per share and the Company’s 60.64% economic ownership.

In addition to the liquidity discussed above, the Company still has significant real estate assets and other holdings. The Company owns MGM Springfield and holds a 50% interest in CityCenter in Las Vegas, a 55.95% interest in MGM China, and a 60.64% economic interest in MGP. The Company has also entered into an agreement with MGP to receive cash for up to $1.4 billion of the Company’s existing operating partnership units, which the Company has not exercised.

Furthermore, as of March 26, 2020, MGP had operating cash and cash investment balances of approximately $1.8 billion, including $1.35 billion drawn under its revolving credit facility. In addition, MGP repaid approximately $1.7 billion of indebtedness during the first quarter of 2020.

The Company believes its strong liquidity position, valuable unencumbered assets and aggressive cost reduction initiatives will enable it to fund its current obligations for the foreseeable future. While the Company is unable to predict when the properties will re-open, the Company continues to believe that it will be able to weather this downturn and ultimately rebound from the impacts of the current crisis.

(1)

Adjusted Property EBITDAR is the Company’s primary profit measure for its reportable segments. Adjusted Property EBITDAR is a measure defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, gain on Bellagio and MGM/Mandalay real estate transactions, restructuring costs (which represents costs related to severance, accelerated stock compensation expense, and consulting fees directly related to the operating model component of the MGM 2020 Plan), rent expense associated with triple net operating and ground leases, income from unconsolidated affiliates related to investments in REITs, and property transactions, net. Also, excludes corporate expense and stock compensation expense, which are not allocated to each operating segment.

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About MGM Resorts International

MGM Resorts International (NYSE: MGM) is an S&P 500® global entertainment company with national and international locations featuring best-in-class hotels and casinos, state-of-the-art meetings and conference spaces, incredible live and theatrical entertainment experiences, and an extensive array of restaurant, nightlife and retail offerings. MGM Resorts creates immersive, iconic experiences through its suite of Las Vegas-inspired brands. The MGM Resorts portfolio encompasses 29 unique hotel and destination gaming offerings including some of the most recognizable resort brands in the industry. Expanding throughout the U.S. and around the world, the company recently acquired the operations of Empire City Casino in New York and Hard Rock Rocksino in Ohio, which was rebranded as MGM Northfield Park. In 2018, MGM Resorts opened MGM Springfield in Massachusetts, MGM COTAI in Macau, and the first Bellagio-branded hotel in Shanghai. MGM Resorts is proud for being recognized as one of FORTUNE® Magazine's World's Most Admired Companies®. For more information visit us at www.mgmresorts.com.

Forward Looking Statements

Statements in this release that are not historical facts are "forward-looking" statements and "safe harbor statements" that involve risks and/or uncertainties, including those described in the Company's public filings with the SEC. The Company has based forward-looking statements on management's current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements the Company makes regarding its ability to reduce expenses, improve its balance sheet, fund its obligations, mitigate the impact of the coronavirus and the amount of dividends the Company expects to receive from MGP. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include the effects of the rapid spread of the coronavirus, economic conditions and market conditions in the markets in which the Company operates and competition with other destination travel locations throughout the United States and the world, the design, timing and costs of expansion projects, risks relating to international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions and additional risks and uncertainties described in the Company's Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

This release also includes preliminary financial results for the two-month period ending February 2020. The Company’s independent registered public accounting firm has not reviewed these results and the Company’s actual results for the first two months that are reflected in its financial statements for the quarter ended March 31, 2020 may differ as a result of the Company’s financial closing procedures, final adjustments and other developments that may arise between now and the time the Company’s results for the first quarter are finalized.

MGM RESORTS CONTACTS:

Investment Community

AARON FISCHER

Chief Strategy Officer

(702) 693-7152 or afischer@mgmresorts.com

News Media

BRIAN AHERN

Director of Communications

media@mgmresorts.com